                                                                    Exhibit 23.3

              Consent of Independent Certified Public Accountants

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated July 21, 2000, with respect to the financial statements of Qode.com, Inc. as of December 31, 1999 and for the period from March 29, 1999 (inception) through December 31, 1999 included in the Registration Statement and related Prospectus of Neomedia Technologies, Inc. for the registration of 2,744,399 shares of its common stock.



                                                  /s/ Ernst & Young LLP

West Palm Beach, Florida

July 11, 2001